EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 14, 2007 (except for Note 11, as to which the date is March 28, 2007) in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-139496) and the related Prospectus of Orexigen Therapeutics, Inc. for the registration of 6,900,000 shares of its common stock.
/s/ Ernst & Young LLP
San Diego, California
April 3, 2007